UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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OIL-DRI CORPORATION OF AMERICA

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 31, 2005

Dear Stockholder:

          You are cordially invited to attend Oil-Dri Corporation of America’s Annual Meeting of Stockholders, which will be held at 9:00 a.m., local time, on December 6, 2005, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois.

          The matters expected to be acted on in the meeting are described in the attached Proxy Statement.  The slate of eight persons recommended for election as directors includes a new nominee, Paul E. Suckow.  Mr. Suckow has over twenty-five years of experience in the investment management industry and currently is an adjunct professor at Villanova University.  His biography and the biographies of the other nominees appear in the Proxy Statement.  In addition, you are being asked to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending July 31, 2006. Included with the Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for fiscal year 2005.  We encourage you to read the Form 10-K.  It includes information on the Company’s operations, markets, products and services, as well as the Company’s audited financial statements.

          Immediately following adjournment of the annual meeting, we will review the results of the past year and look at some of the potential opportunities for the Company which lie ahead.

          We look forward to seeing you at the annual meeting.  Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy card in the enclosed envelope provided for this purpose.

Sincerely,

DANIEL S. JAFFEE
President and Chief Executive Officer

OIL-DRI CORPORATION OF AMERICA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 6, 2005

To the Stockholders of
Oil-Dri Corporation of America:

          Notice is hereby given that the 2005 Annual Meeting of Stockholders of Oil-Dri Corporation of America, a Delaware corporation (the “Company”), will be held at The Standard Club, located at 320 South Plymouth Court, Chicago, Illinois, on December 6, 2005, at 9:00 a.m., local time, for the purpose of considering and voting on:

1.	The election of eight directors;

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending July 31, 2006; and

3.	Such other business as may properly come before this meeting and any adjournments thereof.

          The stock transfer books of the Company will remain open. The Board of Directors has determined that only holders of record of outstanding shares of Common Stock and Class B Stock at the close of business on October 21, 2005, are entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.  All stockholders, whether or not they now expect to be present at the meeting, are requested to date, sign and return the enclosed proxy, which requires no postage if mailed in the United States.

          Your attention is directed to the following pages for further information relating to the meeting.

By Order of the Board of Directors,

CHARLES P. BRISSMAN
Secretary

Chicago, Illinois
October 31, 2005

OIL-DRI CORPORATION OF AMERICA

410 North Michigan Avenue
Suite 400
Chicago, Illinois 60611-4213

PROXY STATEMENT

GENERAL

          This Proxy Statement and the accompanying proxy are first being mailed on or about October 31, 2005, to all holders of record of outstanding shares of the Company’s Common Stock and Class B Stock at the close of business on October 21, 2005. Proxies are being solicited on behalf of the Board of Directors for use at the 2005 Annual Meeting of Stockholders, notice of which accompanies this Proxy Statement, and at any adjournments thereof.  Any stockholder giving a proxy has the power to revoke it at any time prior to the exercise thereof by executing a subsequent proxy, by notifying the Secretary of the Company of such revocation in writing (such notification to be directed to him at the Company’s offices at 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213), or by attending the annual meeting and voting in person. If no contrary instruction is indicated in the proxy, each proxy will be voted “FOR” the election of the eight nominees named below to the Board of Directors and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor.

          The Company will pay the costs of this solicitation of proxies for the annual meeting. In addition to solicitation of proxies by mail, certain officers, directors and regular employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, electronic mail or facsimile. The Company may reimburse brokers and others who are record holders of Common Stock and Class B Stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock.

Voting

          The record date for the determination of stockholders entitled to vote at the meeting or any adjournments thereof is the close of business on October 21, 2005. Holders as of the record date of outstanding shares of Common Stock and Class B Stock are entitled to vote at the meeting and any adjournments thereof.  Holders of Common Stock are entitled to one vote per share and holders of Class B Stock to ten votes per share (on a non-cumulative basis for each director to be elected when voting for the election of directors) and vote together without regard to class (except that any amendment to the Company’s Certificate of Incorporation changing the number of authorized shares or adversely affecting the rights of Common Stock or Class B Stock requires the separate approval of the class so affected as well as the approval of both classes voting together). Holders of Class B Stock are entitled to convert any and all of such stock into Common Stock on a share-for-share basis at any time and are subject to mandatory conversion under certain circumstances.  As of the record date, 4,018,110 shares of Common Stock and 1,457,842 shares of Class B Stock were outstanding.

Election of Directors

          The election of directors requires a plurality of votes cast. Accordingly, only proxies and ballots marked for all nominees listed (including executed proxies not marked with respect to election of directors, which will be voted for all listed nominees), or voting for some, but not all nominees, by specifying that votes be withheld for one or more designated nominees, are counted to determine the total number of votes cast for the various nominees, with the eight nominees receiving the largest number of votes being elected. Abstentions and broker non-votes have no effect on the outcome of the election of directors.

Ratification of Selection of Independent Auditor

          The affirmative vote of the majority of the votes present in person or represented by proxy is necessary for the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor.  Thus an abstention will effectively be treated as a vote against the ratification while a broker non-vote will have no effect on the outcome.

Principal Stockholders

          The following table sets forth information, as of September 30, 2005, except as noted below, regarding beneficial ownership of the Company’s Common Stock and Class B Stock by each person or group known to the Company to hold more than five percent of either class. See “Security Ownership of Management” for information on beneficial ownership of the Company’s Common Stock and Class B Stock by the Company’s executive officers and directors as a group.

		Amount and Nature of Beneficial Ownership(1)

Name and Address of Beneficial Owner		Number of Shares of Common Stock and Class B Stock		Percentage of Outstanding Stock of Class	Percentage of Aggregate Voting Power of Common Stock and Class B Stock

Richard M. Jaffee(6)(9)(16)	Common Stock:	—		—	—
410 N. Michigan Ave.	Class B Stock:	326,901	(2) (3) (5)	22.42%	17.59%
Chicago, IL 60611
Daniel S. Jaffee(6)	Common Stock:	—		—	—
410 N. Michigan Ave.	Class B Stock:	182,090	(4) (5)	11.38%	9.10%
Chicago, IL 60611
Karen Jaffee Cofsky(9)	Common Stock:	469	(7)	.01%	—
410 N. Michigan Ave.	Class B Stock:	102,979	(8) (5)	6.73%	5.33%
Chicago, IL 60611
Jaffee Investment	Common Stock:	—		—	—
Partnership, L.P.(16)	Class B Stock:	1,000,000	(3)	68.59%	53.80%
410 N. Michigan Ave.
Chicago, IL 60611
Heartland Advisors, Inc.	Common Stock:	726,700	(10)	18.13%	3.62%
789 North Water Street	Class B Stock:	—		—	—
Milwaukee, WI 53202
T. Rowe Price Assoc., Inc.	Common Stock:	488,400	(11)	12.18%	2.62%
100 East Pratt	Class B Stock:	—		—	—
Baltimore, MD 21202
Tweedy, Brown Co. LLC	Common Stock:	280,697	(12)	7.00%	1.51%
350 Park Avenue	Class B Stock:	—		—	—
New York, NY 10022
Dimensional Fund Advisors, Inc.	Common Stock	251,850	(13)	6.28%	1.35%
1299 Ocean Ave.	Class B Stock:	—		—	—
Santa Monica, CA 90401
Gabelli Asset Management, Inc.	Common Stock:	528,000	(14)	13.17%	2.84%
One Corporate Center	Class B Stock:	—		—	—
Rye, NY 10580
Advisory Research, Inc.	Common Stock:	204,460	(13)	5.10%	1.10%
180 North Setson St., Ste. 5500	Class B Stock:	—		—	—
Chicago, IL 60601
Loeb Partners Corporation.	Common Stock:	204,117	(15)	5.09%	1.10%
61 Broadway	Class B Stock:	—		—	—
New York, NY 10006

(1)

Beneficial ownership is defined in applicable Securities and Exchange Commission (“SEC”) rules as sole or shared power to vote or to direct the disposition of a security. All beneficial ownership is with sole voting power and sole investment power except as described in the notes below.

(2)

Consists of 232,351 shares held in a revocable trust of which Richard M. Jaffee is the grantor and, during his lifetime, the trustee and sole beneficiary and 94,450 shares held in a revocable trust of which Richard M. Jaffee’s spouse is the grantor and, during her lifetime, the trustee and sole beneficiary, and 100 shares held in joint tenancy with his spouse.

(3)

The Jaffee Investment Partnership, L.P. is managed by its general partners, generally acting by a majority vote. Two of the general partners, Richard M. Jaffee and Shirley H. Jaffee, each have eight votes. Each of the remaining four general partners, Daniel S. Jaffee, Karen Jaffee Cofsky, Susan Jaffee Hardin and Nancy E. Jaffee, all children of Richard M. and Shirley H. Jaffee, have one vote.  Richard M. Jaffee, as the managing general partner, might be deemed to have, but disclaims, beneficial ownership of the Partnership’s shares, which are not reflected in his share ownership shown in the table.

(4)

Includes 366 shares of Class B Stock held by Daniel S. Jaffee as trustee of the Richard M. Jaffee 1993 Annuity Trust,  381 shares of Class B Stock held by Daniel S. Jaffee as trustee of the Shirley H. Jaffee 1993 Annuity Trust, 2 shares of Class B Stock owned by Daniel S. Jaffee’s spouse, and 4,500 shares of Class B Stock owned by Daniel S. Jaffee as trustee for his children.  Also includes 138,125 and 4,250 shares of Class B Stock, which Daniel S. Jaffee and his spouse, respectively, have the right to acquire within 60 days of September 30, 2005, pursuant to stock options.

(5)	Does not include shares beneficially owned by the Jaffee Investment Partnership, L.P.

(6)	Daniel S. Jaffee is Richard M. Jaffee’s son.

(7)	Consists of 59 shares of Common Stock owned by Karen Jaffee Cofsky and 410 shares of Common Stock owned by Mrs. Cofsky’s spouse. Mr. Cofsky has voted his shares consistently with Mrs. Cofsky’s voting.

(8)

Consists of 22,366 shares of Class B Stock owned by Karen Jaffee Cofsky, 7,500 shares of Class B Stock owned by Mrs. Cofsky as trustee for her children, 301 shares of Class B Stock held in joint tenancy with her spouse, and 10,062 and 62,750 shares of Class B Stock which Mrs. Cofsky and her spouse, respectively, have the right to acquire within 60 days of September 30, 2005, pursuant to stock options.  Mr. Cofsky has voted his shares consistently with Mrs. Cofsky’s voting.

(9)	Karen Jaffee Cofsky is Richard M. Jaffee’s daughter and the spouse of Thomas F. Cofsky, an executive officer of the Company.

(10)

Heartland Advisors, Inc. held shared dispositive power over 726,700 shares of Common Stock and shared voting power over 673,300 shares of Common Stock.  Information is as provided by the holder in its Schedule 13G filed with the Securities and Exchange Commission as of December 31, 2004, which also names an affiliated individual who may be deemed to have beneficial ownership of some or all of these shares.

(11)

T. Rowe Price Associates, Inc. (“Price Associates”), held sole dispositive power over 488,400 shares of Common Stock and sole voting power over 486,600 shares of Common Stock.  These securities are owned by various individuals and institutional investors, including T. Rowe Price Small Cap Value Fund, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Information is as provided by the holder in its Schedule 13G filed with the Securities and Exchange Commission as of December 31, 2004.

(12)

Tweedy, Brown Co. LLC held sole dispositive power over 280,697 shares of Common Stock and sole voting power over 280,257 shares of Common Stock.  Information is as provided by the holder in its Schedule 13G filed with the Securities and Exchange Commission as of December 31, 2004.

(13)	Information is as provided by the holder in its Schedule 13G filed with the Securities and Exchange Commission as of December 31, 2004.

(14)	Information is as provided by the holder in its Schedule 13D filed with the Securities and Exchange Commission as of November 18, 2004.

(15)

Loeb Partners Corporation held sole dispositive and voting power over 199,263 shares of Common Stock and shared dispositive and voting power over 4,854 shares of Common Stock.  Information is as provided by the holder in its Schedule 13D filed with the Securities and Exchange Commission as of March 15, 2005.

(16)

By virtue of their direct and indirect ownership of shares of the Company’s stock, Richard M. Jaffee and the Jaffee Investment Partnership, L.P. may be deemed to be control persons of the Company under the federal securities laws.

Security Ownership of Management

          The following table shows the number of shares of Common Stock and Class B Stock of the Company beneficially owned as of September 30, 2005, by the directors (including the nominee for election as director), by the executive officers named in the Summary Compensation Table (“Named Officers”) and by the directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares of Common Stock(2)		Number of Shares of Class B Stock(2)

Richard M. Jaffee (13)		(3)		(3)
Daniel S. Jaffee		(3)		(3)
Thomas F. Cofsky (13)		(4)		(4)
J. Steven Cole	32,240	(5)(7)	—
Arnold W. Donald	25,000	(7)	—
Ronald B. Gordon	38,200	(7)	—
Joseph C. Miller	16,100	(6)	—
Allan H. Selig	29,000	(7)	—
Paul E. Suckow	—		—
Wade R. Bradley	6		—
Charles P. Brissman	27,548	(8)	—
Andrew N. Peterson	—	(9)	—
All Executive Officers and Directors as a group (15 in group)	210,446	(10)(14)	611,970	(11)(12)(15)

(1)

Beneficial ownership is defined in applicable SEC rules as sole or shared power to vote or to direct the disposition of a security. All beneficial ownership is with sole voting power and sole investment power except as described in the notes below.

(2)

Except for Richard M. Jaffee, Daniel S. Jaffee and Thomas F. Cofsky, none of the directors, the nominee for election as director, or executive officers, including the Named Officers, own any shares of Class B stock.  The number of shares of Common Stock owned beneficially by each of the directors and Named Officers constitutes less than 1.0% of the number of outstanding shares of Common Stock and represents shares having less than 1.0% of the aggregate voting power of the Common Stock and Class B Stock.

(3)	For information regarding the shares beneficially owned by Richard M. Jaffee and Daniel S. Jaffee, see the table under the heading “Principal Stockholders” and the notes thereto.

(4)

For information regarding the shares beneficially owned by Thomas F. Cofsky, see the ownership of Mr. Cofsky’s spouse, Karen Jaffee Cofsky, in the table under the heading “Principal Stockholders” and the notes thereto.

(5)	Includes 967 shares of Common Stock owned by Mr. Cole’s spouse.

(6)	Shares of Common Stock held by Mr. Miller as trustee for the benefit of his spouse.

(7)	Includes 25,000 shares of Common Stock which this director has the right to acquire within 60 days of September 30, 2005, pursuant to stock options.

(8)	Includes 17,500 shares of Common Stock which Mr. Brissman has the right to acquire within 60 days of September 30, 2005, pursuant to stock options.

(9)	Andrew N. Peterson joined the company on October 8, 2004.

(10)

Includes 154,375 shares of Common Stock which constitute all such shares that the executive officers and directors of the Company have the right to acquire within 60 days of September 30, 2005, pursuant to stock options (including the shares of Common Stock which may be acquired as described in the notes above and in the notes under the heading “Principal Stockholders”).  Also includes 5,000 shares of restricted stock which become entirely non-forfeitable on March 15, 2008.

(11)

Includes 215,187 shares of Class B Stock which constitute all such shares that the executive officers and directors of the Company have the right to acquire within 60 days of September 30, 2005, pursuant to stock options (including the shares of Class B Stock which may be acquired as described in the notes under the heading “Principal Stockholders”).

(12)

Does not include shares beneficially owned by the Jaffee Investment Partnership, L.P. For information regarding the shares held by the partnership, see the table under the heading “Principal Stockholders” and the notes thereto.

(13)	Thomas F. Cofsky is Richard M. Jaffee’s son-in-law.

(14)

The number of shares of Common Stock owned beneficially by the executive officers and directors as a group represents approximately 5.05% of the number of outstanding shares of Common Stock and approximately 1.01% of the aggregate voting power of the Common Stock and Class B Stock.

(15)

The number of shares of Class B Stock owned beneficially by the executive officers and directors as a group represents approximately 36.58% of the number of outstanding shares of Class B Stock and approximately 29.29% of the aggregate voting power of the Common Stock and Class B Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

          Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock or Class B Stock are required to file reports of their ownership and changes in that ownership with the SEC.  Based solely on its review of copies of these reports and representations of the reporting persons, the Company believes that during the fiscal year ended July 31, 2005, all such SEC filing requirements were satisfied.

Corporate Governance Matters

Board Committee Membership and Meetings

The members of the Board of Directors as of the date of this Proxy Statement, and the Committees of the Board on which they serve, are indicated below.

Name	Audit	Compensation	Executive

J. Steven Cole	X*	X
Arnold W. Donald	X
Ronald B. Gordon		X
Daniel S. Jaffee			X
Richard M. Jaffee			X*
Joseph C. Miller
Allan H. Selig	X	X*	X
Number of Meetings FY 05	4	2	0

* Chairperson

          During the fiscal year ended July 31, 2005, the Board of Directors held five meetings.  Each incumbent director attended all of the meetings of the Board and all of the meetings of all Board committees on which he sits.

Controlled Company Status

          The Board of Directors has determined that the Company is a “controlled company” within the meaning of the New York Stock Exchange’s Corporate Governance Standards.  This determination is based on the fact that Class B Stock having more than 50% of the aggregate voting power of the Company’s Common Stock and Class B Stock is owned by the Jaffee Investment Partnership, L. P., a Delaware limited partnership of which Richard M. Jaffee, his spouse Shirley H. Jaffee and Daniel S. Jaffee are general partners.  The remaining three general partners are all children of Richard M. and Shirley H. Jaffee.  Richard M. Jaffee has eight of the 20 total votes of the general partners and his spouse also has eight votes.

          As a controlled company, the Company is entitled to rely on exemptions from the Corporate Governance Standards that would otherwise require the Company (a) to maintain a board of directors having a majority of independent directors, (b) to maintain a nominating/corporate governance committee composed entirely of independent directors and (c) to maintain a compensation committee composed entirely of independent directors.  The Company has elected to rely on all three of these exemptions.

Director Independence

          The Board has determined that current directors Messrs. Cole, Donald and Selig and director nominee Mr. Suckow are independent from the Company’s management within the meaning of the Securities and Exchange Commission’s rules and the New York Stock Exchange’s Corporate Governance Standards.  While the Board has not adopted any categorical standards for independence, in making these determinations the Board noted that none of Messrs. Cole, Donald, Selig and Suckow (a) receives direct compensation from the Company other than director annual retainers and meeting fees paid to current directors, (b) has any relationship with the Company or a third party that would preclude independence under the New York Stock Exchange’s Corporate Governance Standards or (c) has any other material relationship with the Company and its management.  The Company has not made any contributions in excess of $1.0 million or 2% of the Company’s consolidated gross revenues to any tax-exempt organization in which an independent director serves as an executive officer in any of the preceding three years.

Executive Sessions of Non-Management Directors

          Non-management directors may meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate.  These sessions are regularly scheduled for non-management directors at meetings of the Board of Directors.  Under the Company’s Corporate Governance Guidelines, the chairman of the Audit Committee (currently Mr. Cole) presides at all executive sessions of non-management and independent directors unless otherwise determined by the directors attending any given executive session.

The Audit Committee

          The Audit Committee has the duties and responsibilities set out in the Audit Committee Charter.  Those duties include:  selection and appointment of the independent auditor, review of its independence and of other services provided by it, and of the fees and other arrangements regarding its services; review with the independent auditor and management of the scope of the audit, and of significant financial reporting issues and judgments; review with the independent auditor and management of the annual audited financial statements and of the quarterly financial statements and press releases; review with the independent auditor and management of the quality and adequacy of internal controls; and preparation of the report required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement.  A copy of the Audit Committee Charter is available on the Company’s website at www.oildri.com.

          The Board of Directors has determined that each member of the Audit Committee meets the independence and experience requirements of the New York Stock Exchange.  The Board also has determined that Mr. Cole is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and that he meets the accounting or related financial management expertise standard required by the New York Stock Exchange.

The Compensation Committee

          The Compensation Committee is responsible for review and general oversight of the Company’s compensation programs, including all programs in which the Company’s executive officers participate.  The Compensation Committee is responsible for determining the compensation, including benefits, of the Chief Executive Officer and other executive officers of the Company. The Compensation Committee is also responsible for administration of the Company’s stock option plans and granting stock options or restricted stock to employees, including grants to the executive officers of the Company.  The members of the Compensation Committee are all disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.  As allowed by the controlled company exemption from the New York Stock Exchange’s Corporate Governance Standards, the Compensation Committee does not have a charter.

Executive Committee

          The Executive Committee has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, subject only to any limitations provided for in the Company’s Certificate of Incorporation and By-Laws (each as amended from time to time) or imposed by applicable law or New York Stock Exchange Corporate Governance Standards.  The Executive Committee does not have a charter.  The Executive Committee did not hold any meetings during the past year and historically has only exercised its authority to act on behalf of the Board of Directors in limited circumstances.

Corporate Governance

          The Company has adopted Corporate Governance Guidelines and a Code of Ethics and Business Conduct, which Code applies to all Company employees, officers and directors.  The Corporate Governance Guidelines and the Code of Ethics and  Business Conduct are available on the Company’s website at www.oildri.com.  The Company will also provide without charge a copy of either or both documents to any person upon request submitted to Investor Relations, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois  60611-4213, telephone (312) 706-3232.

          As allowed by the controlled company exemption from the New York Stock Exchange Corporate Governance Standards, the Company does not have a nominating/corporate governance committee.

Director Nominations

          The Company does not have a standing nominating committee or other committee of the Board performing a similar function.  As a controlled company, and with six of the Company’s seven current directors having served on the Board for at least 10 years, the Board believes it is appropriate for the Company not to have a nominating committee.  It has been the Company’s practice, as now reflected in the Company’s Corporate Governance Guidelines, that the Chairman recommends to the entire Board candidates for nomination to the Board.  It is the Company’s policy not to consider director candidates recommended by stockholders.

Communication with the Board of Directors

          The Company’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors.   It has been the Company’s practice, as now reflected in the Company’s Corporate Governance Guidelines, that all directors attend in person each annual meeting of the Company’s stockholders.  Six of the seven current members of the Board attended in person the 2004 annual meeting.

          In addition, any stockholder or other interested party may communicate in writing with the Board of Directors, the Audit Committee, the non-management directors, or a particular director by sending a letter addressed to:  Board of Directors, Audit Committee, Non-Management Directors, or a particular director at Oil-Dri Corporation of America, c/o Corporate Secretary, 410 North Michigan Avenue,  Suite 400,  Chicago, Illinois  60611-4213.  Stockholders may also report concerns anonymously in this manner.

Remuneration of Directors

          Each director of the Company who is not also an officer of the Company received an annual retainer of $12,500 and also a fee of $2,500 for each Board and Board Committee meeting attended in person and $1,500 for each meeting attended by telephone.  No fees are paid for attendance at Executive Committee Meetings.  Richard M. Jaffee, a retired officer of the Company, did not receive an annual retainer or any meeting fees.

          Allan H. Selig received an annual retainer of $2,500 for his service as chairman of the Compensation Committee and J. Steven Cole received an annual retainer of $5,000 for his service as chairman of the Audit Committee.

          In the fiscal year ended July 31, 2005, Messrs. Cole, Donald, Gordon, Miller and Selig each were granted 5,000 options to purchase shares of the Company’s Common Stock under the Oil-Dri Corporation of America Outside Director Stock Plan at an exercise price of $16.34 per share, the fair market value on the date of the grant.  There are no further shares of Common Stock available for future grants under that plan.

          In addition to their director remuneration, during the fiscal year ended July 31, 2005, Ronald B. Gordon and Joseph C. Miller were paid $10,000 and $39,250, respectively, for consulting services.

          Richard M. Jaffee relinquished an immediate lump sum payment of $300,000 due to him from the Company at his retirement as a full-time employee of the Company on January 31, 2001 and agreed to serve as a consultant to the Company for a period of five years at an annual fee of $185,000.  In addition, Mr. Jaffee earns during the consulting period an annuity payable to him as a benefit of $3,810 monthly at the end of the consulting period, with payment at his death of the remaining value of this annuity to his wife, or if she should predecease him, to his designee or estate.  The economic benefit to Mr. Jaffee of this agreement to pay an annuity was estimated to be $118,796 for the fiscal year ended July 31, 2005.  This consulting arrangement expires on January 31, 2006.  The Company and Mr. Jaffee have expressed interest in entering into a new consulting arrangement that would become effective following the expiration of the existing arrangement.  However, as of the date of this Proxy Statement, no agreement has been reached and there can be no assurance as to the terms, timing or existence of any such future consulting arrangement.

          Richard M. Jaffee and his spouse are covered under the Company’s medical plan at no cost to them, each for their lifetime.  This coverage is secondary to the coverage provided by Medicare.  Because the Company has a self-insured medical plan, the cost incurred relating to this coverage is for the amount of actual medical claims paid.  This coverage is provided to Mr. Jaffee under the terms of the Company’s medical plan because at the time of his retirement he had over forty years of service with the Company and was a member of the Board of Directors.

          Under the Oil-Dri Corporation of America Deferred Compensation Plan, the Company’s directors are eligible to defer all or a portion of their directors’ compensation and consulting fees with a return equal to one percent more than the Company’s long term cost of borrowing.  Richard M. Jaffee deferred $185,000 of his consulting fees into the plan during the fiscal year ended July 31, 2005. During the fiscal year ended July 31, 2005, Mr. Jaffee earned $17,419 in excess of 120% of the applicable federal rate on his balances in the plan and a prior deferred compensation plan sponsored by the Company.

Certain Relationships and Related Transactions

          Karen Jaffee Cofsky is employed part-time by the Company as Vice President of Benefits and Compensation.  She is the daughter of Richard M. Jaffee, the Company’s Chairman of the Board.  She is also the spouse of Thomas F. Cofsky and the sister of Daniel S. Jaffee, both of whom are executive officers of the Company named in the Summary Compensation Table.  Mrs. Cofsky’s compensation is based on her education, experience and the responsibilities of her position.  For the fiscal year ended July 31, 2005, Mrs. Cofsky received base salary of $60,833 and a bonus of $9,885.

          Richard V. Hardin is employed by the Company as Group Leader, Administration, at the Company’s research and development facility.  He is the son-in-law of Richard M. Jaffee, the Company’s Chairman of the Board and the brother-in-law of Daniel S. Jaffee and Thomas F. Cofsky, both of whom are executive officers of the Company named in the Summary Compensation Table.  Mr. Hardin’s compensation is based on his education, experience, and the responsibilities of his position.  For the fiscal year ended July 31, 2005, Mr. Hardin received base salary of $140,000 and a bonus of $27,300.

1.  ELECTION OF DIRECTORS

          The shares represented by each proxy will be voted, if no contrary instruction is indicated in the proxy, to elect as directors the eight nominees named below to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualify. Each nominee, except for Paul E. Suckow, is currently a director of the Company. If any nominee should be unable or unwilling to serve, which is not now contemplated, the proxy holders may, but will not be bound to, vote for a substitute nominee.

NOMINEES FOR DIRECTORS

Richard M. Jaffee	Age 69	Director since 1958
Chairman of the Board of the Company

Mr. Jaffee received a degree from the University of Wisconsin School of Business in 1957 and earned his CPA certificate in that same year. He worked briefly for the public accounting firm of Touche Niven et al. After service as an officer in the U.S. Army, he joined the Company in 1958, becoming its president in 1960, a position he held until 1995. He served as Chief Executive Officer of the Company from 1962 until 1997.  Mr. Jaffee retired as an employee of the Company in 2001. He has served as Chairman of the Board of the Company since 1962. Mr. Jaffee is a director of Harris Financial Corp., a subsidiary of Bank of Montreal.  Harris Financial Corp. provides banking and related services to the Company on customary terms.  Mr. Jaffee is a member of the advisory board of Gold Eagle Corporation.  He is a trustee, vice chairman and a member of the executive and finance committees of Rush-Presbyterian-St. Luke’s Medical Center and a trustee and member of the executive committee of the Illinois Institute of Technology. In addition he is a trustee of the Chicago Museum of Science and Industry and the Chicago Historical Society.  Mr. Jaffee received an honorary Doctor of Human Letters degree from the Illinois Institute of Technology in 2001. In March of 2005, Mr. Jaffee was appointed to the SEC Advisory Committee on Smaller Public Companies, which was established to examine the impact of the Sarbanes-Oxley Act and other aspects of the federal securities laws on smaller companies.

Daniel S. Jaffee	Age 41	Director since 1992
President and Chief Executive Officer of the Company

Mr. Jaffee graduated from Georgetown University in 1986. Mr. Jaffee joined the Company in 1987, after a year with Price Waterhouse. He was a product manager in the Industrial and Agricultural divisions of the Company until 1989.  In 1990, he became Chief Financial Officer of the Company, a position he held until 1995. From 1990 to 1995, he held group vice presidential positions in the areas of Canadian and domestic operations, finance, management information systems and consumer products. Mr. Jaffee became President of the Company in 1995, and Chief Executive Officer in 1997. He was Chief Operating Officer from 1995 to 1997.  Mr. Jaffee received a master’s degree in business administration from the Kellogg Graduate School of Management of Northwestern University in 2004.  Mr. Jaffee’s civic activities include the Anti-Cruelty Society of Chicago, of which he is the treasurer and a member of the board of directors, and the Chicago Foundation for Education.

J. Steven Cole	Age 71	Director since 1981
President, Cole and Associates

Mr. Cole graduated from the University of Wisconsin in 1957. After serving as an officer in the United States Army, he received a master’s degree from the American Graduate School for International Business following graduate studies at the University of Michigan. He began his career at Abbott Laboratories in 1962. Later, he joined G.D. Searle and Company, where he became Vice President of the Asian and Canadian Divisions, a position he held until 1986. In 1986, Mr. Cole joined A.H. Robins Company, where he was a senior vice president responsible for all international operations until 1990. In 1990, he joined SAV-A-LIFE Systems, Inc., a firm selling specialty products to the dental and medical professions, where he served as President until 1994, and then Chairman of the Board until 2000. In 1990, Mr. Cole also became president of Cole and Associates, an international consulting firm.  Mr. Cole is also a director of Aculux, Inc.  He serves on the board of Beat-The-Streets, an organization providing opportunity and direction to under-privileged youth.

Arnold W. Donald	Age 50	Director since 1997
Chairman, Merisant Company

Mr. Donald received a B.A. degree in economics from Carleton College in 1976, earned a B.S. degree in mechanical engineering from Washington University in St. Louis in 1977, and an M.B.A. from the University of Chicago Graduate School of Business in 1980. Mr. Donald joined Monsanto Company in 1977, and became President of Monsanto’s Agricultural Group in 1995.  In 1998, he was named Corporate Senior Vice President and in 1999, he also assumed the position of President, Nutrition and Consumer Sector.  He served in these positions until 2000, when he became Chairman and Chief Executive Officer of Merisant Company, whose products include tabletop sweeteners. He served as CEO of Merisant until July, 2003.  Mr. Donald serves on the non-profit boards of Carleton College, Washington University, Dillard University, Barnes-Jewish Hospital, Opera Theatre of St. Louis, St. Louis Art Museum, and the St. Louis Science Center.  Mr. Donald also serves as a director of Carnival Corporation, The Scotts Company, Crown Holdings Inc., Russell Corporation and The Laclede Group.  In 1998, Mr. Donald was appointed by the President to serve on the President’s Export Council for international trade; he was reappointed to a second term in February 2003.

Ronald B. Gordon	Age 62	Director since 1995
Principal, RB Gordon Group, Inc.

Mr. Gordon graduated from the University of Pennsylvania in 1964 and received a master’s degree from Columbia University in 1966. Mr. Gordon worked in brand management and advertising management for Procter & Gamble from 1966 to 1983. In 1983, Mr. Gordon joined International Playtex, Inc. as Vice President and General Manager of Playtex Family Products, U.S. He became Senior Vice President and General Manager of U.S. and Canadian Playtex Family Products in 1985 and held that position through 1987. Mr. Gordon was Executive Vice President of the Playtex Family Products Corporation from 1988 through 1989. During 1990, Mr. Gordon was an independent executive consultant. Mr. Gordon joined Goody Products, Inc. in 1991, as President and Chief Operating Officer and held that position until 1994. Mr. Gordon founded Gordon Investment Group, a company which finances and oversees start-up businesses, in 1994. Mr. Gordon served as Chief Executive Officer of North American operations for Beiersdorf, Inc., from 1997 through 2001.  In 2002, Mr. Gordon joined Nice-Pak Products, Inc., as its President and Chief Operating Officer and served in that position through 2004.  In 2005, Mr. Gordon founded RB Gordon Group, Inc., which specializes in management consulting.  He serves as a director of Playtex Products, Inc., Prestige Brands, Inc. and La Dove, Inc.

Joseph C. Miller	Age 63	Director since 1989
Vice Chairman of the Board of the Company
Independent Consultant

Mr. Miller graduated from the West Virginia University School of Business in 1964. After serving as an officer in the United States Army, he joined Republic Steel Corporation in 1966. Mr. Miller served as president of Lowes, Inc., Inland Distributing and Whiteford Transportation Systems. He joined the Company in 1989 as Vice President of Corporate Planning and Marketing. He served as Group Vice President for Sales, Marketing and Distribution from 1990 to 1993. Mr. Miller was Senior Vice President for the Consumer, Industrial & Environmental and Transportation Groups of the Company from 1993 to 1995. He became Vice Chairman of the Board in 1995. Mr. Miller served as an employee of the Company until 2000, when he became an independent consultant specializing in strategic planning. Mr. Miller is a director of Prandium, Inc., Statewide Aluminum and Powell Klienschmid.

Allan H. Selig	Age 71	Director since 1969
Commissioner of Major League Baseball
President and Chairman of the Board, Selig Lease Company

Mr. Selig received a bachelor’s degree from the University of Wisconsin in 1956. After two years in the United States Army, Mr. Selig joined Selig Ford, Inc. He served as president of Selig Ford (which became Selig Chevrolet in 1982) from 1959 until 1990. Since 1970 he has served as Chairman of the Board and President of Selig Lease Company. Mr. Selig became President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Inc. in 1970 and served in that capacity until 1998 when he was elected to the position of Commissioner of Major League Baseball. He also served as Chairman of the Executive Council of Major League Baseball from 1992 to 1998. Mr. Selig is a director of the Green Bay Packers and Marcus Corporation. In addition, he is a director of the Greater Milwaukee Committee and the Milwaukee Club and a trustee of the Boys and Girls Clubs of Greater Milwaukee. He is a founder and vice chairman of Athletes for Youth and co-founder of the Child Abuse Prevention Fund.

Paul E. Suckow	Age 58	Nominee for Director 2005
Business Fellow and Adjunct Professor, Finance and Economics, Villanova University

Mr. Suckow received a B.S. degree in economics from Bradley University in 1969 and earned an M.B.A. with a concentration in finance from Western Illinois University in 1973.  He began his career in finance in 1973 with American National Insurance Company as a securities analyst.  In 1975 he became a trust investment officer with First Hutchings-Sealy National Bank.  From 1978 to 1981 he was Vice President, Investments, for Sun Insurance Services and from 1981 to 1985 Vice President and Portfolio Manager for Delaware Investment Advisers.  From 1985 to 1992 Mr. Suckow was Executive Vice President and Director of Fixed Income Securities for Oppenheimer Management Corporation and from 1993 to 1999 he served as Executive Vice President and Chief Investment Officer–Fixed Income for Delaware Investment Advisers, Inc.  In 1999 he retired from the investment management industry and began a teaching career as a business fellow and adjunct professor of finance and economics at Villanova University.  Mr. Suckow is a director of USHealth Group, Inc. and Prandium, Inc., serving on the audit committees of those companies.  He is also a director of Doane Pet Care, Inc.  A Chartered Financial Analyst (CFA) since 1978, Mr. Suckow is a member of the CFA Institute.

EXECUTIVE COMPENSATION

          The following table shows, for the fiscal years ended July 31, 2005, 2004 and 2003, the compensation of the chief executive officer and the four other most highly compensated executive officers of the Company serving as such at July 31, 2005.

Summary Compensation Table

					Long Term Compensation (2)
		Annual Compensation (1)
					Restricted Stock Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Option Awards	All Other Compensation

Daniel S. Jaffee	2005	$325,000	$105,625	—	—	—	$9,760	(3)
President and Chief	2004	300,000	190,500	53,848	—	12,500	8,090
Executive Officer	2003	285,000	178,125	—	—	—	6,310
Thomas F. Cofsky	2005	$181,208	$47,114	—	—	—	$6,128	(4)
Vice President of	2004	172,000	87,372	—	—	5,000	4,799
Manufacturing and	2003	165,867	68,420	—	—	—	3,596
Logistics
Wade R. Bradley	2005	$161,583	$42,012	—	—	—	$2,692	(5)
Vice President,	2004	156,300	79,392	—	—	5,000	4,495
Consumer Products Group	2003	147,700	55,388	—	—	10,000	3,363
Charles P. Brissman(6)	2005	$157,500	$30,713	—	—	—	$4,274	(5)
Vice President, General	2004	147,500	56,197	—	—	10,000	3,211
Counsel and Secretary	2003	110,000	41,192	—	5,000	30,000	1,867
Andrew N. Peterson(7)	2005	$146,654	$33,364	—	—	25,000	$2,100	(5)
Vice President and
Chief Financial Officer

(1)

Amounts shown include cash compensation earned during the year covered, whether received or deferred at the election of the officer, including amounts earned but deferred at the election of the officer pursuant to the Oil-Dri Corporation of America Deferred Compensation Plan. In the fiscal year ended July 31, 2005, $10,417 and $40,000 were deferred by Daniel S. Jaffee and Thomas F. Cofsky, respectively, under the provisions of the Plan.  Earnings on deferred compensation under the Plan is described under the heading “Remuneration of Directors.”

(2)

No stock appreciation rights or other long-term incentive plan payouts, other than options and restricted stock, were granted to or earned by the executive officers named in this table in any fiscal year covered by the table.

(3)

Consists of payment by the Company of $7,083 on behalf of Mr. Jaffee to a defined contribution plan and $2,675 that Mr. Jaffee earned in excess of 120% of the applicable federal rate on his balance in the deferred compensation plan.

(4)

Consists of payment by the Company of $4,160 on behalf of Mr. Cofsky to a defined contribution plan and $1,968 that Mr. Cofsky earned in excess of the applicable federal rate on his balance in the deferred compensation plan.

(5)	Payment by the Company on behalf of this executive officer to a defined contribution plan.

(6)	Mr. Brissman joined the Company on October 21, 2002.

(7)	Mr. Peterson joined the Company on October 8, 2004.

Stock Options

          Shown in the tables below is information concerning the Named Officers with respect to options for the Company’s Stock (as defined below in Note 1) as follows:  (i) options to purchase the Company’s Stock granted in the fiscal year ended July 31, 2005, (ii) exercises of options to purchase the Company’s Stock during the 2005 fiscal year and the value realized from those exercises and (iii) unexercised options to purchase the Company’s Stock which were held as of July 31, 2005.

2005 OPTION GRANTS

Name	Number of Shares Underlying Options Granted (1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Appreciation for Option Term (3)

					5% ($)	10% ($)

Daniel S. Jaffee	—	—	—	—	—	—
Thomas F. Cofsky	—	—	—	—	—	—
Wade R. Bradley	—	—	—	—	—	—
Charles P. Brissman	—	—	—	—	—	—
Andrew N. Peterson	25,000	55.5%	$15.00	10/8/2014	$235,835	$597,653

(1)

All options to purchase the Company’s Stock granted in the fiscal year ended July 31, 2005 were issued under the terms of the Oil-Dri Corporation of America 1995 Long-Term Incentive Plan. “Stock” as defined in the plan means Class A Common Stock, except that if no Class A Common Stock is issued and publicly traded on any securities market when options are exercised, the shares awarded would be Common Stock and, with respect to any award made in Class B Stock to a member of the Jaffee family who is an employee of the Company or one of its subsidiaries that is more than 50% owned by the Company, Class B Stock. As of the date of this Proxy Statement, no shares of Class A Common Stock had been issued.

(2)

The Company’s option plans are administered by the Compensation Committee of the Board of Directors. All options granted in the fiscal year ended July 31, 2005 have an exercise price equal to the fair market value on the date of grant.  Twenty-five percent of the options will vest on the second anniversary of the grant; and an additional 25% will vest on the third, fourth and fifth anniversaries of the grant.  The Company granted options to purchase an aggregate of 45,000 shares of Stock to employees in fiscal 2005.

(3)

Potential gains are net of exercise price, but before any taxes that may be associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Stock, overall market conditions, and the option holder’s continued employment through the term of the option. The amounts reflected in this table may not necessarily be achieved.

FISCAL YEAR OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel S. Jaffee	62,500	$446,298	135,000	27,500	$991,800	$256,200
Thomas F. Cofsky	6,000	42,000	61,500	15,000	461,095	150,000
Wade R. Bradley	44,500	325,162	3,000	27,500	20,340	242,138
Charles P. Brissman	—	—	7,500	32,500	80,025	302,475
Andrew N. Peterson	—	—	—	25,000	—	75,750

(1)	The closing price of a share of Common Stock on July 29, 2005 was $18.03. This was the last business day of the fiscal year.

(2)

All options are for shares of Stock as defined by the terms of the 1995 Long-Term Incentive Plan; see Note 1 under the preceding table “2005 Option Grants.”  The options held and exercised by Daniel S. Jaffee and Thomas F. Cofsky relate to Class B Stock.

Pension Plans

          The Company’s pension plan covering salaried employees is a non-contributory, qualified, defined benefit plan. The plan provides for pensions based on credited years of service and cash compensation (excluding compensation paid under the Company’s incentive bonus plan and amounts deferred pursuant to the Company’s deferred compensation plan) during the highest paid consecutive five years during the last ten years of employment. The following table presents estimated annual retirement benefits payable under the pension plan and a supplemental executive retirement plan upon normal retirement at age 65 and is computed on the basis of a five-year certain and life annuity. The benefits listed are not subject to a deduction for social security or other offset amounts.

	Estimated Annual Benefits at Years of Service Indicated
Highest Consecutive 5-Year Average Compensation
	15 Yrs	20 Yrs	25 Yrs	30 Yrs	35 Yrs	40 Yrs

$125,000	$16,600	$22,100	$27,700	$33,200	$33,200	$33,200
150,000	20,700	27,600	34,600	41,500	41,500	41,500
175,000	24,900	33,100	41,400	49,700	49,700	49,700
200,000	29,000	38,600	48,300	58,000	58,000	58,000
225,000	33,100	44,100	55,200	66,200	66,200	66,200
250,000	37,200	49,600	62,100	74,500	74,500	74,500
300,000	45,500	60,600	75,800	91,000	91,000	91,000
350,000	53,700	71,600	89,600	107,500	107,500	107,500

          The Named Officers are participants in the Company’s pension plan and had compensation as defined in the pension plan for the fiscal year ended July 31, 2005 and full years of service as of August 1, 2005 under the pension plan, as follows: Daniel S. Jaffee, $314,583, 17 years; Thomas F. Cofsky, $161,209, 18 years; Wade R. Bradley, $161,583, 15 years; Charles P. Brissman, $157,500, 2 years; Andrew N. Peterson $146,654, 0.8 year.  Daniel S. Jaffee’s compensation  is currently limited to $205,000 under the Company’s pension plan because of applicable Internal Revenue Code limitations which became effective for the Company’s plan on August 1, 1994.

          The Company has established a supplemental executive retirement plan to provide retired participants in the Company’s pension plan with the amount of benefits that would have been provided under the pension plan but for the limitations on benefits and/or the limitation on compensation for purposes of calculating benefits imposed by the Internal Revenue Code.  All pension plan participants whose benefits are affected by those limitations will be participants in the supplemental executive retirement plan.  Daniel S. Jaffee is currently the only participant.  Benefits under the supplemental plan are to be paid from the general funds of the Company.  The accrued unfunded liability of the supplemental plan at July 31, 2005 was 70,630; $25,300 of this amount was accrued during the fiscal year ended July 31, 2005.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

          The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

          The Compensation Committee of the Board of Directors consists of three non-employee directors, Allan H. Selig (Chairman), J. Steven Cole and Ronald B. Gordon, all of whom are “non-employee directors” pursuant to SEC Rule 16b-3 and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

          The Compensation Committee oversees the Company’s cash and stock based compensation programs.  The Compensation Committee reviews and approves compensation for the executive officers and other senior management employees and sets compensation for the Chief Executive Officer.  The Compensation Committee also reviews and generally oversees the Company’s compensation program for all salaried employees.  In fiscal year 2005, the Board did not modify or reject in any material way any recommendation or action of the Compensation Committee.

Compensation Policy

The Company’s compensation policy is to provide its executive officers and other salaried employees with compensation opportunities which:
•	Are competitive with companies of comparable size;
•

Align compensation with overall Company performance by including annual incentive opportunities based on Company performance or other pre-determined performance goals and employees’ level of responsibility;

•	Align management actions with stockholder interests by periodic awards of stock options and restricted stock to key officers and employees.

          When comparing the Company’s executive compensation with other companies, the Company refers to salary surveys prepared and published by several large consulting firms.  The companies represented in the surveys participate on a voluntary basis and are not the same group as that included in the Peer Group on the Performance Graph which is included later in this Proxy Statement.  On occasion the Company also uses the services of outside consultants.  Using these sources, the Company sets its compensation policy to reflect the median of the marketplace in base salary and the 70th percentile in total cash compensation, if full target bonus is paid.

          Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its Chief Executive Officer and the four other most highly compensated executive officers. Certain “performance-based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.  At present compensation levels, and given the performance-based nature of the Company’s stock option plan, limitations on federal income tax deductibility of a top officer’s compensation in excess of $1 million have no impact.  In general, the Company favors the preservation of tax deductibility, but reserves the right to reconsider this position.

Compensation Components

          Cash compensation for non-sales employees, including the executive officers of the Company, has two components, base salary and annual incentive bonus.  Sales employees generally have a third compensation component, bonus related to sales objectives. The Company has a number of salary grades reflecting differing levels of responsibility.  For each salary grade, a minimum and maximum base salary range is established as well as a percentage of compensation which serves as an incentive opportunity.

          Annual Base Salary:     For each fiscal year, the Company reviews with the Compensation Committee the prior year’s actual salaries for the various base salary ranges, and any proposed change in salary ranges for the coming year.  The Company annually reviews with the Compensation Committee any proposed salary increases for executive officers and other senior managers.  Any increases are generally based upon changes in base salary range, the individual’s performance during the previous year, and any significant change in responsibilities for the upcoming year.

          Annual Incentive Compensation:     The Company’s annual incentive bonus plan provides an opportunity for all salaried employees (including the executive officers) to earn a performance related cash bonus.  The annual incentive plan is designed to involve communication to employees of expectations for Company performance, thus linking Company performance and total annual compensation.  It provides for broad based participation, so that each salaried employee recognizes that he or she can contribute to the Company’s success.

          The incentive plan provides for a target bonus equal to a percentage of the individual’s annual base salary.  This percentage is determined by salary grade which reflects the level of responsibility and expected contribution of the employee’s position to the Company’s financial results.  For employees in the higher salary grades (including the executive officers) a larger proportion of their total compensation takes the form of incentive compensation than is the case for employees in the lower salary grades.  Currently, if full target bonus is paid under the incentive plan, the Chief Executive Officer would receive a bonus equal to 50% of his base pay.  The target bonus level for other executive officers ranges from 30% to 40% of base pay.

          If the Company meets its performance target, full target bonus is paid to each salaried employee.  If the Company fails to meet its target but meets certain performance minimums, a bonus of less than 100% of target bonus may be paid.  If the Company exceeds its target, bonuses above 100% of target may be paid; however, no employee can receive a bonus greater than 200% of target.

          At the beginning of each fiscal year, the Compensation Committee reviews management’s proposal for the targets which will determine payment of the incentive bonus for that year and makes the final determination as to those targets.  A corporate earnings measure has been the sole measure used under the incentive plan since fiscal 2001.  This measure serves to unite all salaried employees to work together to improve the Company’s performance.

          For fiscal 2005, the performance target for payment of incentive bonus was corporate earnings equivalent to $1.25 per diluted share.  The fiscal 2005 incentive plan differed from the plans used in prior fiscal years in that no bonus was to be paid unless the specified earnings goal was met, while prior years’ plans had provided for payment of a partial bonus if certain performance minimums less than the full performance goal were attained.  In fiscal 2005, the Company failed to attain the earnings goal required for payment of a bonus under the annual incentive plan.  At a special meeting in September 2005, the Compensation Committee considered and approved management’s proposal to pay a discretionary bonus to all employees who were participants in the annual incentive plan.  In reaching this decision the Compensation Committee considered, among other factors, the failure of the performance goal for 2005 to allow for payment of anything less than full bonus and the meaningful increase in the Company’s earnings over the previous year even in the face of rising materials and energy costs and significant Sarbanes-Oxley Section 404 readiness expenses.  The discretionary bonuses approved by the Compensation Committee equaled approximately 65% of each eligible employee’s full target bonus under the annual incentive plan for employees exempt from the overtime requirements of the Fair Labor Standards Act, with discretionary bonuses equal to full target bonus of 7.5% of pay awarded to employees not exempt from those overtime requirements.

          For fiscal 2006, the Company recommended, and the Compensation Committee approved, that the performance measure under the annual incentive plan be the increase (or decrease) in earnings per share over the prior year’s earnings per share.  Employees exempt from the overtime requirements of the Fair Labor Standards Act will receive payment of full target bonus if earnings per share exceed the prior year’s by ten percent.  Incremental performance measures were established with a maximum payment of 200% of target bonus if earnings per share exceed the prior year’s by thirty percent.  If earnings per share equal the prior year’s, 75% of target bonus will be paid.  Incremental performance measures were also established so that if earnings per share are less than the prior year’s by as much as twenty percent, a percentage of target bonus will still be paid.  If earnings per share are less than the prior year’s by more than twenty percent because of extenuating circumstances or one-time events, the Company’s Chief Executive Officer was granted discretion to pay up to 25% of target bonus.

          Employees covered by the overtime requirements of the Fair Labor Standards Act will receive their full target bonus of 7.5% of pay if fiscal 2006 earnings per share are equal to or greater than fiscal 2005 earnings per share.  Bonuses for these employees are capped at 100% of target bonus.  If earnings per share are less than the prior year’s by not more than twenty percent, a bonus payment of 50% of target bonus will be made to these employees.  For all participating employees, if the increase (or decrease) in earnings per share falls between two of the specified incremental performance measures, the bonus payment percentage will be prorated.  Additionally, the Chief Executive Officer was granted discretion to adjust, up or down, bonus payments to individual employees by 25 points (for example if employees were to receive 50% of target bonus, the Chief Executive Officer could adjust an individual employee’s payment to be as little as 25% of target bonus or as much as 75% of target bonus).  This discretion is to be used only for exceptionally good or exceptionally poor performance and all such adjustments must net to zero and will have no impact on the total bonus dollars distributed under the plan.

          Long-Term Incentives:     The Compensation Committee awards grants of stock options and restricted stock under the Company’s 1995 Long-Term Incentive Plan to employees, including grants to executive officers, after reviewing management’s recommendations.  In addition, the Chief Executive Officer, as a director of the Company, is authorized to award  stock option grants for a limited number of shares to newly hired employees, as a way to attract key employees.  The Chief Executive Officer does not have authority to grant stock options to executive officers or to grant awards of restricted stock to any employee.

          During fiscal 2005, the Company made grants of stock options and restricted stock only to newly hired employees, including newly hired executive officers. In determining these grants, the Company considered the grantee’s level of responsibility and the importance of the grantee’s ongoing long-term investment in stockholder value creation. The vesting period for the options granted was five years with 25% of the shares becoming exercisable on the second anniversary of the grant date and an additional 25% on the third, fourth and fifth anniversaries.

          Only a limited number of shares remain for awards under the Company’s 1995 Long-Term Incentive Plan.  The Company is currently reviewing various alternatives, both equity and non-equity, for future long-term incentives.

Compensation of Chief Executive Officer

          The Chairman of the Board recommends and the Compensation Committee determines the compensation of the Chief Executive Officer following the general policies and guidelines described above for the compensation of executive officers.

          At its September 2004 meeting, the Compensation Committee reviewed and set fiscal 2005 compensation for the President and Chief Executive Officer, Daniel S. Jaffee, at a salary of $325,000 (effective August 1, 2004).  At this level, Mr. Jaffee’s salary continued to be below the mid-point of his salary range.  The Compensation Committee continued Mr. Jaffee’s incentive bonus plan opportunity at 50% of base salary if a 100% bonus is paid under the incentive plan.  As discussed under “Annual Incentive Compensation” above, no bonuses were paid under the Company’s annual incentive plan for 2005.  However, Mr. Jaffee, like other salaried employees, received a discretionary bonus.  The amount of the discretionary bonus paid to Mr. Jaffee for fiscal 2005 was $105,625.  In setting Mr. Jaffee’s compensation, the Compensation Committee considered his performance and achievements as President and Chief Executive Officer during fiscal 2004, which included the Company’s continued growth in sales and income and its reduction in net debt, particularly in fiscal 2004 but also in the three previous years.  The Compensation Committee also noted specific changes and improvements implemented under Mr. Jaffee’s leadership which led to the Company’s strong performance in fiscal 2004.

          At its October 2005 meeting, the Compensation Committee determined that Mr. Jaffee’s base salary for fiscal 2006 should be set at $355,000, with continued participation in the incentive bonus plan at the same level as the prior fiscal year. In setting Mr. Jaffee’s compensation, the Compensation Committee reviewed compensation data prepared and presented to the Compensation Committee by an outside consultant specializing in executive compensation.  This data showed that as compared both with a general market group with annual revenues in the same range as the Company’s and with a peer group selected by standard industrial classification, Mr. Jaffee’s annual cash compensation fell well under the median for chief executive officers.  The Compensation Committee also reviewed data from a survey of chief executive officer salaries prepared and distrib uted by a compensation consulting firm which also showed that Mr. Jaffee’s compensation was below the median.  In determining Mr. Jaffee’s salary increase the Compensation Committee also considered his performance and achievements as President and Chief Executive Officer including the Company’s continued improvement in return on assets and on stockholders’ equity, reduction in net debt, increase in income per diluted share and increase in stock price and dividend payments.  The Compensation Committee noted that all of these improvements took place despite very significant increases in energy costs.  The Compensation Committee also noted Mr. Jaffee’s leadership in making organizational changes and working with other members of the management team to focus the Company’s sales strategies and to define its mission.

COMPENSATION COMMITTEE

Allan H. Selig, Chairman
J. Steven Cole
Ronald B. Gordon

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

          The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

          The Audit Committee consists of directors J. Steven Cole (Chairman), Arnold W. Donald and Allan H. Selig.  Each member meets the independence standards presently prescribed by the Securities and Exchange Commission and the New York Stock Exchange.  The Board has also determined that Mr. Cole is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and that he meets the accounting or related financial management expertise standard presently required by the New York Stock Exchange.

          The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors.  A copy of the Audit Committee Charter is available on the Company’s website at www.oildri.com. The Audit Committee reviews the charter, which was last amended on October 7, 2004, on an annual basis.  In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing, financial reporting and internal controls practices, and compliance with legal and regulatory requirements of the Company.  The Audit Committee met four times during the fiscal year ended July 31, 2005.

          The Company’s management is primarily responsible for the Company’s financial statements and reporting process, including its system of internal controls.  The Company’s independent auditor is responsible for auditing the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements.  The Audit Committee oversees the financial reporting process on behalf of the Board.  The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities.

          In the discharge of its duties, the Audit Committee performed the following:

•

Reviewed the scope and overall plans for the annual audit.  PricewaterhouseCoopers LLP, the Company’s independent auditor, advised the Audit Committee that its audit included procedures designed to provide reasonable assurance for detection of illegal acts that would have a direct and material effect on the determination of financial statement amounts and procedures designed to identify related party transactions that are material to the financial statements or otherwise require disclosure in those statements.

•

On a quarterly basis, reviewed the fiscal 2005 quarterly financial statements and related news releases with management, including the Company’s chief financial officer and its internal audit manager, and the independent auditor prior to their public issuance.  At these meetings, the Audit Committee also discussed significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and reviewed the specific disclosures to be included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Reports on Form 10-Q.

•

Reviewed and discussed the Company’s audited annual financial statements with management, including the Company’s chief financial officer and its internal audit manager, and the Company’s independent auditor prior to their issuance.  The Audit Committee also reviewed significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual financial statements.

•

Reviewed and discussed a draft of the Company’s proposed news release announcing its fiscal 2005 results, and reviewed a draft of the Company’s Annual Report on Form 10-K (including the specific disclosures to be included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in that report) with management, including the Company’s chief financial officer and its internal audit manager, and the independent auditor prior to their public issuance.

•	Discussed with management and the independent auditor their comments on the Company’s internal controls and compliance with those controls.

•

Received from PricewaterhouseCoopers LLP its Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements.

•

Met with management, including the Company’s chief financial officer, and then separately with the independent auditor to discuss their respective views of the conduct of the audit and of any significant issues encountered.

•	Reviewed a report on pending litigation and other legal matters from the Company’s general counsel.

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committee) and Rule 2-07 under SEC Regulation  S-X as well as relevant new Financial Accounting Standards affecting the Company’s audited financial statements.

•	Received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

•

Monitored the services provided by the independent auditor, pre-approved all audit-related and tax services, discussed with the independent auditor the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

          Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2005 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005.

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2006 and resolved that the appointment be presented to the Company’s stockholders for ratification at the 2005 annual meeting.

AUDIT COMMITTEE

J. Steven Cole, Chairman
Arnold W. Donald
Allan H. Selig

AUDITOR FEES

Audit Fees

          The aggregate fees, including expenses reimbursed, billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended July 31, 2005 and 2004, respectively, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for those fiscal years are shown below.

          The aggregate fees for professional services by PricewaterhouseCoopers LLP in the fiscal years ended July 31, 2005 and 2004, respectively, were:

Type of Fees	2005	2004

Audit fees (1)	$335,725	$256,075
Audit-related fees (2)	8,730	—
Tax fees (3)
Tax compliance	138,700	109,000
Tax planning	45,000	198,000
All other fees	—	—

Total	$528,155	$563,075

(1)

Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees represent fees for advice on the accounting treatment of certain items and discussions of SEC rules related to those items.

(3)

Tax fees consist generally of the two categories of tax compliance and statutory filing preparation (“tax compliance”), and of tax planning and advice, both international and domestic (“tax planning”).  The tax compliance services consisted primarily of the preparation of original and amended tax returns, claims for refunds, and support during any income tax audit or inquiries.

Pre-Approval of Independent Auditor Services

          No services will be provided to the Company that are specifically prohibited by the Sarbanes-Oxley Act of 2002.  Permitted services will be pre-approved by the Audit Committee of the Board of Directors.  PricewaterhouseCoopers LLP did not render any services relating to financial information systems design and implementation for the fiscal year ended July 31, 2005.  None of the services described above were approved pursuant to the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

II.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

          The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending July 31, 2006, and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the annual meeting.  PricewaterhouseCoopers LLP audited the Company’s financial statements for the fiscal year ended July 31, 2005.  A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

          Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s Bylaws or otherwise.  However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of responsible corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

          The affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

          The Board of Directors recommends a vote “FOR” Proposal 2 to ratify the selection of PricewaterhouseCoopers LLP.

PERFORMANCE GRAPH

          Set forth below is a line graph comparing the yearly cumulative total stockholders’ return on the Company’s Common Stock against the yearly cumulative total return of the Russell 2000 Index, the Russell Microcap Index and the Russell 2000 Materials and Processing Economic Sector Index (Peer Group). The graph assumes that the value of the investment in the Company’s Common Stock, the Russell 2000 Index, the Russell Microcap Index and the Russell 2000 Materials and Processing Economic Sector Index was $100 on July 31, 2000 and that all dividends were reinvested.  The Company is included in the Russell Microcap Index.  Based on a review of the market capitalization and other attributes of included companies, the Company has concluded that the Russell Microcap Index is more appropriate as a broad equity market index for purposes of this performance graph than the Russell 2000 Index that has been presented in prior years.  Both indices are included for comparative purposes for the year ended July 31, 2005.  In future years the Company intends to compare the performance of its Common Stock only with the performance of the Russell Microcap Index and the Russell 2000 Materials and Processing Economic Sector Index (Peer Group).

Comparative Five-Year Total Returns
Oil-Dri Corporation of America, Russell 2000, Russell Microcap, Russell 2000 – Materials & Processing
(Performance results through 7/31/2005)

		2000	2001	2002	2003	2004	2005

ODC		$100.00	$104.56	$102.65	$170.57	$239.25	$271.04
Russell 2000 Index		$100.00	$98.29	$80.64	$99.27	$116.20	$145.00
Russell Microcap Index		$100.00	$105.23	$90.94	$121.00	$143.10	$174.07
Russell 2000-Materials & Processing	◆	$100.00	$108.71	$102.86	$109.55	$146.83	$188.72

OTHER INFORMATION

Annual Report on Form 10-K

          This Proxy Statement does not include information regarding executive officers called for by Item 401(b) of Regulation S-K because such information is furnished in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005, and such information is incorporated herein by reference thereto. The Company’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on October 20, 2005. A copy of the Company’s 2005 Annual Report on Form 10-K is being sent to each stockholder along with this Proxy Statement.

Stockholder Proposals

          Stockholder proposals for inclusion in proxy material for the 2006 Annual Meeting of Stockholders should be addressed to Investor Relations, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213, and must be received by July 3, 2006.  In the case of other stockholder proposals of which the Company receives notice by September 16, 2006, generally the Company may exercise discretionary authority as to proposals covered by the notice if the Company includes in its proxy statement for the annual meeting advice on the nature of the proposal and how the Company intends to exercise its discretion.  In the case of other stockholder proposals not included in the Company’s proxy material, the Company may generally exercise discretionary voting authority, conferred by proxies, at its 2006 annual meeting with respect to any such proposal that is not timely submitted (i.e., of which the Company did not have notice by September 16, 2006).

Stockholders with Multiple Accounts

          If your household received more than one copy of the Company’s Annual Report on Form 10-K and Proxy Statement, and you wish to reduce the number you receive, check the “yes” box for “Householding Elections” on the enclosed proxy card. By checking this box, you are consenting to the mailing of proxy statements, annual reports and other stockholder information in a single package per household.  The Company will continue to separately mail a proxy card for each registered stockholder account.

          You may revoke your consent at any time by calling 800-542-1061, or writing to ADP Investor Communication, Attn:  Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  If you revoke your consent, the Company will begin sending you individual copies of these documents within 30 days after receipt of your revocation notice.

III.  OTHER MATTERS

          At this time, the Board of Directors is not aware of any matters not referred to herein which might be presented for action at the meeting; however, if any other business should come before the meeting, votes may be cast in respect to such matters in accordance with the best judgment of the person or persons acting under the proxies.

By Order of the Board of Directors,

RICHARD M. JAFFEE
Chairman of the Board

Chicago, Illinois
October 31, 2005

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oil-Dri Corporation of America, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ATTN: INVESTOR RELATIONS
OIL-DRI CORPORATION OF AMERICA
410 N. MICHIGAN AVE. #400
CHICAGO, IL 60611

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OILDR1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

OIL-DRI CORPORATION OF AMERICA

Annual Meeting Proxy Card
			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) for which authority is withheld on the line below.
	The Board of Directors recommends a vote FOR each of the listed nominees and FOR the other listed proposals.		All	All	Except

A	Election of Directors
			☐	☐	☐
1.	Nominees:
	01 - J. Steven Cole	05 - Richard M. Jaffee
	02 - Arnold W. Donald	06 - Joseph C. Miller
	03 - Ronald B. Gordon	07 - Allan H. Selig
	04 - Daniel S. Jaffee	08 - Paul E. Suckow				For	Against	Abstain

B	Issues

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2006.					☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

For address changes/comments, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Proxy - OIL-DRI CORPORATION OF AMERICA

410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213

This Proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard M. Jaffee, Daniel S. Jaffee and Charles P. Brissman as Proxies, each with the full power to appoint his substitute (the action of one, if only one be present and acting, to be in any event controlling), and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock and Class B Stock of Oil-Dri Corporation of America held of record by the undersigned at the close of business on October 21, 2005, at the Annual Meeting of Stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, on December 6, 2005, at 9:00 a.m. local time, and any adjournments thereof, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated October 31, 2005, the receipt of which is acknowledged. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any of the nominees named herein becomes unavailable to serve, and to vote on any other matters which may properly come before the Annual Meeting and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2 to ratify the selection of PricewaterhouseCoopers LLP as independent auditor. This Proxy will be voted with discretionary authority to the Proxies appointed hereby on all other matters that may properly come before the Annual Meeting and any adjournments thereof.

Please mark, sign, date and mail the proxy card promptly using the enclosed envelope.

Address Changes/Comments: ________________________________________________________________________________________

___________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)